Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

MICROSTRATEGY INCORPORATED

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

MicroStrategy Incorporated (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Second Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved and adopted said proposed amendment at a meeting of stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED: That Article Four of the Second Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“ARTICLE FOUR

CAPITAL STRUCTURE

The total number of shares of capital stock which the corporation shall have the authority to issue is 11,500,000,000 shares, consisting of three classes of capital stock:

(a)	10,330,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”);

(b)

165,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”) (the Class A Common Stock and the Class B Common Stock are collectively referred to as the “Common Stock”); and

(c)	1,005,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).”

***

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 22nd day of January, 2025.

MICROSTRATEGY INCORPORATED

By:	/s/ Phong Le
Name: Phong Le
Title: President & Chief Executive Officer